                           PARTICIPATION AGREEMENT

                                     Among

                       TOMORROW FUNDS RETIREMENT TRUST,

                          WEISS, PECK & GREER, L.L.C.

                                     And

                  PROVIDIAN LIFE AND HEALTH INSURANCE COMPANY

                               Table of Contents

Section     Description                                         Page
-------     -----------                                         ----
  1         Sales of Fund Shares                                  1

  2         Proxy Solicitations and Voting                        3

  3         Representations and Warranties                        4

  4         Sales Material and Information                        7

  5         Fees and Expenses                                    10

  6         Indemnification                                      12

  7         Potential Conflicts                                  17

  8         Term and Termination                                 20

  9         Notices                                              23

  10        Miscellaneous                                        24

     THIS AGREEMENT, made and entered into this 11th day of September, 1995, by and among Providian Life and Health Insurance Company ("Company"), on its own behalf and on behalf of Providian Life and Health Insurance Company Separate Account V, a segregated asset account of the Company ("Account"); Tomorrow Funds Retirement Trust ("Fund"), on its own behalf and on behalf of each of its series listed on Schedule A hereto, as amended from time to time ("Portfolios"); and the Fund's investment adviser, Weiss, Peck & Greer, L.L.C. ("Adviser")(collectively, "Parties").

     Company, Fund and Adviser intending to be legally bound, hereby agree as follows:

1.   Sales of Fund Shares

     1.1 Fund shares shall be sold by the respective Portfolios and purchased by Company for the appropriate subaccount of the Account at the net asset value next computed after receipt by Fund or its designee of each order of the Account or its designee, in accordance with the provisions of this Agreement and the then current prospectuses of the Fund and the variable annuity contract that uses the Fund as an underlying investment medium (the "Contracts"). Company may purchase Fund shares for its own account subject to (a) receipt of prior written approval by Adviser, (b) such purchases being in accordance with the then current prospectuses of the Fund and the Contracts and (c) shall be in addition to purchases for the Account. For purposes of this Section 1.1, Company shall be the designee of Fund for receipt of orders from the Account and receipt by such designee shall constitute receipt by Fund; provided that Company receives the order by 4:00 p.m. Louisville (Eastern) time and Fund receives notice from Company by telephone or facsimile (or by such other means as Fund and Company may agree in writing) of such order no later than 10:00 a.m. Louisville (Eastern) time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which Fund calculates its net asset value pursuant to the rules of the Securities and Exchange Commission (the "SEC"). Wire orders for payment for shares purchased will be sent to Fund prior to 3:00 p.m. Louisville (Eastern) time on the same Business Day that

Company communicates the orders to Fund in accordance with instructions provided by Fund to Company.

     1.2 Fund will redeem the shares when requested on behalf of Company or the corresponding subaccount of the Account at the net asset value next computed after receipt by Fund or its designee of each request for redemption, in accordance with the provisions of this Agreement and the then current prospectuses of the Fund and the Contracts. For purposes of this Section 1.2, Company shall be the designee of Fund for receipt of requests for redemption from Account and receipt by such designee shall constitute receipt by Fund; provided that Company receives the request for redemption by 4:00 p.m. Louisville (Eastern) time and Fund receives notice from Company by telephone or facsimile (or by such other means as Fund and Company may agree in writing) of such request for redemption no later than 10:00 a.m. Louisville (Eastern) time. Fund will use its best efforts to transmit to Company the proceeds of all redemption orders placed by Company by 3:00 p.m. Louisville (Eastern) time on the same Business Day that Company communicates the requests to Fund by wire transfer in accordance with written instructions provided by Company to Fund. In no event shall payment be delayed for a greater period than permitted by the Investment Company Act of 1940 or the rules, orders or regulations thereunder (the "1940 Act"). The Board of Trustees of Fund (the "Board") may refuse to sell shares of Fund or any Portfolio to any person, or suspend or terminate the offering of shares of or liquidate any particular Portfolio or Fund if such action is required by law or by regulatory authorities having jurisdiction or is in the sole discretion of the Board, acting in good faith and in light of its fiduciary duties under federal and applicable state laws, deemed necessary and in the best interests of the shareholders of the Fund or Portfolio.

     1.3 Company agrees to purchase and redeem the shares of each Portfolio in accordance with the provisions of this Agreement, of the Contracts and of the then current prospectuses for the Contracts and Fund. Except as necessary to implement transactions initiated by Contract owners, or as otherwise permitted by state and/or federal laws or regulations, Company shall not redeem Fund shares attributable to the Contracts.

     1.4 Issuance and transfer of Fund shares will be by book entry only. Stock certificates will not be issued to the Company or the Account. Shares ordered from Fund will be recorded in appropriate book entry titles for the Account.

     1.5 Fund shall furnish prompt notice followed by written confirmation to Company or its delegates of any income, dividends or capital gain distributions payable on the Fund's shares. Company hereby elects to receive all such dividends and distributions as are payable on shares of a Portfolio in additional shares of that Portfolio. Fund shall notify Company or its delegates of the number of shares so issued as payment of such dividends and distributions.

     1.6 Fund shall use its best efforts to make the net asset value per share for each Portfolio available to Company or its delegates by 6:00 p.m. Louisville (Eastern) time on each business day of Fund.

     1.7 The Parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive. Fund's shares may be sold to other insurance companies (subject to Section 7 hereof) and the cash value of the Contracts may be invested in other investment companies.

2.   Proxy Solicitations and Voting

     2.1 Subject to Section 1.2 above, Adviser and Fund agree that the terms on which shares of the Fund are offered to the Account will not be materially altered without the prior written consent of Company, which consent will not be unreasonably withheld, during any period in which Fund shares are held by the Account.

     2.2  If and to the extent required by law the Company shall:

          (i) solicit voting instructions from purchasers of the Contracts ("Owners");

          (ii) vote the Fund shares in accordance with instructions received from Owners;

          (iii) vote Fund shares for which no instructions have been received in the same proportion as Fund shares of such Portfolio for which instructions have been received; and

          (iv) vote Fund shares held by the Company on its own behalf or on behalf of the Account that are not attributable to Owners in the same proportion as Fund shares of such Portfolio for which instructions have been received, so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for various contract owners The Company shall be responsible for assuring that voting privileges for the Account are calculated in a manner consistent with the Exemptive Order (hereafter defined). The obligation to calculate voting privileges in a manner consistent with the Exemptive Order will be a contractual obligation of all Participating Insurance Companies (hereafter defined) under agreements governing participation in the Fund.

     2.3 The Fund will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular the Fund will either provide for annual meetings or comply with Section 16(c) of the 1940 Act as well as with Sections 16(a) and, if and when applicable, 16(b). Further, the Fund will act in accordance with the SEC's interpretation of the requirements of Section 16(a) with respect to periodic elections of trustees and with whatever rules the SEC may promulgate with respect thereto.

3.   Representations and Warranties

     3.1 Company represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established the Account prior to any issuance or sale thereof as a segregated asset account under Section 376.309 of the Missouri Insurance Code and that it has and will maintain the capacity to issue all Contracts that may be sold.

     3.2 Company represents and warrants that the Contracts are or will be registered under the Securities Act of 1933 (the "1933 Act") and that Providian Securities Corporation, the principal underwriter for the Contracts, is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "1934 Act").

     3.3 Company represents and warrants that it has or will have registered the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts.

     3.4 Company represents that the Contracts are currently treated as annuity contracts, under applicable provisions of the Internal Revenue Code of 1986, as amended ("Code"), and that it will maintain such treatment and that it will notify Adviser and Fund promptly upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

     3.5 Fund represents and warrants that it is lawfully established and validly existing under the laws of the State of Delaware.

     3.6 Fund represents and warrants that Fund shares sold pursuant to this Agreement are registered under the 1933 Act and duly authorized for issuance; that Fund shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares; that Fund will sell such shares in compliance with all applicable federal and state laws; and that, subject to Section 1.2 above, Fund is and will remain registered under and complies and will comply in all material respects with the 1940 Act. Fund shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by Fund.

     3.7 Fund represents and warrants that it will comply with Section 817(h) of the Code as amended from time to time and with all applicable regulations promulgated thereunder. Fund will notify the Company immediately upon having a reasonable basis for believing any Portfolio has ceased to comply or might not so comply and will immediately take all reasonable steps to adequately diversify the Portfolio to achieve compliance with Section 817(h) within the grace period afforded under Treasury Regulation (S)1.817-5.

     3.8 Fund represents and warrants that it shall qualify as a Regulated Investment Company under Subchapter M of the Code, and that it will maintain such qualification (under Subchapter M or any successor or similar provision) and that it will promptly notify Company upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

     3.9 Fund represents and warrants that Fund's investment policies, fees and expenses are and shall at all times remain in compliance with applicable state insurance laws of which it is aware, provided Fund shall have no obligation to conduct an independent investigation, or of which Company has made it aware. If Fund, acting reasonably and in good faith, determines that such compliance is not in the best interests of contract owners of all separate accounts investing in the Fund, Fund shall so inform the Company, and Fund and the Company shall discuss alternative accommodations. If Fund and the Company cannot reasonably agree on alternative accommodations, Fund, subject to Section 8.10, may terminate this Agreement upon thirty (30) days' prior written notice to the Company. Fund further represents that its operations are and shall at all times remain in material compliance with the laws of the State of Delaware to the extent required to perform this Agreement.

     3.10 Adviser represents and warrants that it is and will be a member in good standing of the National Association of Securities Dealers, Inc., ("NASD") and is and will be registered as a broker-dealer with the SEC. Adviser further represents that it will sell and distribute Fund shares in accordance with all applicable state and federal laws and regulations, including without limitation the 1933 Act, the 1934 Act and the 1940 Act. Adviser represents that its operations are and shall at all times remain in material compliance with the laws of the State of Delaware to the extent required to perform this Agreement.

     3.11 Adviser represents and warrants that it is and will remain duly registered and licensed in all material respects under all applicable federal and state securities laws and shall perform its obligations hereunder in compliance in all material respects with any applicable state and federal laws.

     3.12 All parties hereto represent and warrant to each other that all of their directors, officers, employees, investment advisers, and other individuals/entities dealing with the money and/or securities of Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of Fund in an amount not less than the amount required by the applicable rules of the NASD and the federal securities laws. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company. All parties hereto agree to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and each agrees to notify promptly the other parties hereto in the event that such coverage no longer applies.

4.   Sales Material and Information

     4.1 The Company will furnish, or will cause to be furnished, to the Fund and Adviser, each piece of sales literature or other promotional material in which the Fund or Adviser is named, as soon as available prior to its intended use; provided that with respect to sales literature or other promotional material required to be filed with the SEC or other regulatory authorities, the Company shall provide (a) drafts of such material as soon as available prior to filing with the SEC or other regulatory authorities, (b) material revisions that affect the Fund or the Adviser as soon as available and (c) final copies when filed with the SEC or other regulatory authorities. The Fund and the Adviser will promptly notify the Company in writing of any objections.

     4.2 Fund and Adviser will furnish, or will cause to be furnished, to the Company, each piece of sales literature or other promotional material in which the Company or the Account is named, as soon as available prior to its intended use; provided that with respect to sales literature or other promotional material required to be filed with the SEC or other regulatory authorities, Fund shall provide (a) drafts of such material as soon as available prior to filing with the SEC or other regulatory authorities, (b) material revisions that affect the Company, the Account or the Contracts as soon as available and (c) final copies when filed with the SEC or other regulatory authorities. The Company will promptly notify the Fund and the Adviser in writing of any objections.

     4.3 Fund, the Adviser and their affiliates and agents shall not give any information or make any representations on behalf of the Company or concerning the Company, the Account or the Contracts, other than the information or representations contained in a registration statement or prospectus for the Contracts, as such registration statement and prospectus may be amended or supplemented from time to time, or in published reports of the Account or reports prepared by Company for distribution to Owners, or in sales literature or other promotional material approved by the Company or its designee, except with the written permission of the Company. Fund and the Adviser shall promptly provide the Company with copies of correspondence and reports of inquiries concerning regulation of the Contracts and Owner complaints respecting the Contracts.

     4.4 The Company and its affiliates and agents shall not give any information or make any representations on behalf of the Fund or concerning Fund other than the information or representations contained in a registration statement or prospectus for the Fund, as such registration statement and prospectus may be amended or supplemented from tie to time, or in sales literature or other promotional material approved by the Fund or its designee, except with the written permission of the Fund.

     4.5 For purposes of this Agreement, the phrase "sales literature or other promotional material" or words of similar import include, without limitation, advertisements (such as materials published, or designed for use, in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (such as any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other advertisements, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, registration statements, prospectuses, statements of additional information, shareholder reports and proxy materials, and any other material constituting sales literature or advertising under NASD rules, the 1940 Act or the 1933 Act.

     4.6 No Party shall use any other Party's names, logos, trademarks or service marks, whether registered or unregistered, without the prior consent of such Party.

     4.7 Fund will promptly provide to Company at least one complete copy of all registration statements, prospectuses, Statements of Additional Information, reports, proxy statements, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no action letters, and all amendments to any of the above, that relate to Fund or its shares, in final form as filed with the SEC, NASD and other regulatory authorities. Fund agrees to notify Company of material changes in the management of the Fund within a reasonable time prior to any such change becoming effective.

     4.8 Company will promptly provide to Fund at least one complete copy of all registration statements, prospectuses, Statements of Additional Information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no action letters and all amendments to any of the above, that relate to the Fund and the Contracts, in final form as filed with the SEC, NASD and other regulatory authorities. Company agrees to notify Fund of material changes in the management of the Contracts within a reasonable time prior to any such changes becoming effective.

     4.9 To the extent required by applicable law, including the administrative requirements of regulatory authorities, or as mutually agreed between Company and

Adviser, Company reserves the right to modify any of the Contracts in any respect whatsoever. Company reserves the right in its sole discretion to suspend the sale of any of the Contracts, in whole or in part, or to accept or reject any application for the sale of a Contract. Company agrees to notify the other Parties promptly upon the occurrence of any event Company believes might necessitate a material modification or suspension.

     4.10 The Parties agree to review the Contracts and the Fund during the last calendar quarter of each year for possible changes and will make their personnel reasonably available for this purpose.

5.   Fees and Expenses

     5.1 Fund or Adviser shall bear the cost of registration and qualification of Fund's shares; preparation, and filing of Fund's prospectus and registration statement, proxy materials and reports including postage; preparation of all other statements and notices relating to Fund or Adviser required by any federal or state law; payment of all applicable fees, including, without limitation, all fees due under Rule 24f-2 relating to Fund; all taxes on the issuance or transfer of Fund's shares. At least annually, the Fund or its designee shall provide the Company, free of charge, with as many copies of the current prospectus for the Fund's shares as the Company may reasonably request for distribution to existing Owners whose Contracts are funded by such shares. The Fund or its designee shall provide the Company, at the Company's expense, with as many copies of the current prospectus for the Fund's shares as the Company may reasonably request for distribution to prospective purchasers of Contracts. If requested by the Company in lieu, thereof, the Fund or its designee shall provide such documentation (including a 8-1/2 x 11 "camera ready" copy of the new prospectus as set in type or, at the request of the Company, as a diskette in the form sent to the financial printer) and other assistance as is reasonably necessary in order for the parties hereto once a year (or more frequently if the prospectus for the Fund's shares or the Contracts is supplemented or amended) to have the prospectus for the Contracts and the prospectus for the Fund's shares printed together in one document. The Fund will bear the cost of printing the Fund's shares' prospectus portion of such document for distribution to Owners of existing Contracts and will not bear the expense of printing the portion of such document relating to the Account or any portion of such document where used for distribution to prospective purchasers of the Contracts. In the event that the Company requests that the Fund or its designee provide the Fund's prospectus in a "camera ready" or diskette format, the Fund shall be responsible for providing the prospectus in the format in which it is accustomed to formatting prospectuses and shall bear the expense of providing the prospectus in such format (e.g. typesetting expenses), and the Company shall bear the expense of adjusting or changing the format to conform with any of its prospectuses.

     5.2 Company shall see to it that the Contracts are registered under the 1933 Act, and that the Account is registered as a unit investment trust in accordance with the 1940 Act. Company shall bear the expenses for the costs of preparation, filing, printing and mailing of Company's prospectus and registration statement with respect to the Contracts; preparation of all other statements and notices relating to the Account or the Contracts required by any federal or state law; expenses for the solicitation and sale of the Contracts, including all costs of printing and distributing all copies of advertisements, prospectuses, Statements of Additional Information, proxy materials, and reports to potential purchasers of the Contracts as required by applicable state and federal law; payment of all applicable fees, including, without limitation, all fees due under Rule 24f-2 relating to the Contracts; all costs of drafting, filing and obtaining approvals of the Contracts in the various states under applicable insurance laws; filing of annual reports on form N-SAR, and all other costs associated with ongoing compliance with all such laws and its obligations hereunder.

6.   Indemnification

     6.1  Indemnification By Company

     6.1(a) Company agrees to indemnify and hold harmless Fund and Adviser and each of their directors and officers, and each person, if any, who controls any of them within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 6.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Company) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, and:

             (i) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement, prospectus or sales literature for the Contracts or contained in the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this paragraph 6.1(a) shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to Company by or on behalf of Fund for use in the registration statement or prospectus for the Contracts or in the Contracts (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

             (ii) arise out of, or as a result of, statements or representations or wrongful conduct of Company or persons under its control, with respect to the sale or distribution of the Contracts or Fund shares; or

             (iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature covering the Fund or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon and in conformity with information furnished to Fund by or on behalf of Company for inclusion therein; or

             (iv) arise out of, or as a result of, any failure by Company or persons under its control to provide substantially the services and furnish the materials contemplated under the terms of this Agreement; or

             (v) arise out of, or result from, any material breach of any representation and/or warranty made by Company or persons under its control in this Agreement or arise out of or result from any other material breach of this Agreement by Company or persons under its control;

as limited by and in accordance with the provisions of sections 6.1(b) and 6.1(c) hereof.

     6.1(b) Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement or to Fund, whichever is applicable, or to the extent of such Indemnified Party's negligence.

     6.1(c) Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify Company of any such claim shall not relieve Company from any liability which it may have to the Indemnified Party otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, Company shall be entitled to participate, at its own expense, in the defense of such action. Company also shall be entitled to assume and to control the defense thereof with counsel reasonably satisfactory to the Party named in the action. After notice from Company to such Party of Company's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and Company will not be liable to such Party under this Agreement for any legal or other expenses subsequently incurred by such Party independently in connection with the defense thereof other than reasonable costs of investigation.

     6.1(d) The Indemnified Parties will promptly notify Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of Fund shares or the Contracts or the operation of Fund.

     6.2  Indemnification by Adviser

     6.2(a) Adviser agrees to indemnify and hold harmless Company and each of its directors and officers and each person, if any, who controls Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 6.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Adviser) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, and:

             (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or sales literature of Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this section

       6.2(a) shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to Fund by or on behalf of Company for use in the registration statement or prospectus for Fund or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

             (ii) arise out of, or as a result of, statements or representations or wrongful conduct of Adviser or Fund or persons under their control, with respect to the sale or distribution of the Contracts or Fund shares; or

             (iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature covering the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon and in conformity with information furnished to Company by or on behalf of Fund for inclusion therein; or

             (iv) arise out of, or as a result of, any failure by Adviser, Fund or persons under their control to provide substantially the services and furnish the materials contemplated under the terms of this Agreement; or

             (v) arise out of or result from any material breach of any representation and/or warranty made by Adviser, Fund or persons under their control in this Agreement or arise out of or result from any other material breach of this Agreement by Adviser, Fund or persons under their control;

as limited by and in accordance with the provisions of Sections 6.2(b) and 6.2(c) hereof.

     6.2(b) Adviser shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to Company or the Account, whichever is applicable, or to the extent of such Indemnified Party's negligence.

     6.2(c) Adviser shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify Adviser of any such claim shall not relieve Adviser from any liability which it may have to the Indemnified Party otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, Adviser will be entitled to participate, at its own expense, in the defense thereof. Adviser also shall be entitled to assume and to control the defense thereof with counsel reasonably satisfactory to the Party named in the action. After notice from Adviser to such Party of Adviser's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and Adviser will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such Party independently in connection with the defense thereof other than reasonable costs of investigation.

     6.2(d) The Indemnified Parties will promptly notify Adviser of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Contracts or the operation of the Account.

7.   Potential Conflicts

     7.1 The Parties acknowledge that the Fund has filed an application with the SEC to request an order (the "Exemptive Order") granting relief from various provisions of the 1940 Act and the rules thereunder to the extent necessary to permit Fund shares to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated Participating Insurance Companies and to plans that qualify to purchase share of the Fund under Section 817(h) of the Code ("Qualified Plans"). It is anticipated that the Exemptive Order, when and if issued, shall require the Fund and each Participating Insurance Company to comply with conditions and undertakings substantially as provided in this Section 7. If the Exemptive Order imposes conditions on the Company materially different from those provided for in this
Section 7, and the Company elects not to comply with such materially different conditions the Fund shall have the right to require the Company to redeem the Account's investment in the Fund. Otherwise, the conditions and undertakings imposed by the Exemptive Order shall govern this Agreement and the Parties agree to amend this Agreement consistent therewith. The Fund will not enter into a participation agreement with any other Participating Insurance Company unless it imposes the same conditions and undertakings as are imposed on the Company under
Section 2.2 and Section 7. For purposes of this Agreement, a "Participating Insurance Company" is any insurance company investing in the Fund on its behalf or on behalf of a separate account including the Company.

     7.2 The Board will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts investing in the Fund. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling or any similar action by insurance, tax or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of the Fund are being managed; (e) a difference in voting instructions given by variable annuity and variable life insurance contract owners; (f) a decision by a Participating Insurance Company to disregard the voting instructions of contract owners; or (g) if applicable, a decision by a Qualified Plan to disregard the voting instructions of plan participants. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

     7.3 The Company will report any potential or existing conflicts to the Board. The Company will assist the Board in carrying out its duties in this regard by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever Owner voting instructions are disregarded by the Company. These responsibilities will be carried out with a view only to the interests of the Owners.

     7.4 If a majority of the Board or a majority of its disinterested trustees determines that a material irreconcilable conflict exists, affecting the Company, the Company shall, at its expense and to the extent reasonably practicable (as determined by a majority of the Board's disinterested trustees), will take any steps necessary to remedy or eliminate the irreconcilable material conflict, including: (a) withdrawing the assets allocable to the Account from the Fund or any Portfolio and reinvesting such assets in a different investment medium, which may include another Portfolio of the Fund, or another investment company; (b) submitting the question whether such segregation should be implemented to a vote of all affected Owners and, as appropriate, segregating the assets of any appropriate group (i.e. variable annuity or variable life insurance contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Owners the option of making such a change; and (c) establishing a new registered management investment company or managed separate account. If a material irreconcilable conflict arises because of the Company's decision to disregard Owner voting instructions, and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the election of the Fund, to withdraw the Account's investment in such Fund, and no charge or penalty will be imposed as a result of such withdrawal. The responsibility to take such remedial action shall be carried out with a view only to the interests of the Owners.

     For purposes of this Section 7.4, a majority of the disinterested members of the Board shall determine whether any proposed action adequately remedies any irreconcilable material conflict but in no event will the Fund or the Adviser (or any other investment adviser of the Fund) be required to establish a new funding medium for any Contract. Further, the Company shall not be required by this Section 7.4 to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Owners materially adversely affected by the irreconcilable material conflict.

     7.5 The Board's determination of the existence of an irreconcilable material conflict and its implications shall be made known promptly and in writing to the Company.

     7.6 No less than annually, the Company shall submit to the Board such reports, materials or data as the Board may reasonably request so that the Board may fully carry out its obligations. Such reports, materials and data shall be submitted more frequently if deemed appropriate by the Board.

     7.7 If and to the extent Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed and shared funding on terms and conditions materially different from those contained in the Exemptive Order, the Fund and the Participating Insurance Companies, as appropriate, shall take steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable.

8.   Term and Termination

     8.1 The initial term of this Agreement shall be from the effective date of the Fund's registration statement through the second anniversary of such date. Unless terminated upon thirty (30) days' prior written notice to the other Party, this Agreement shall thereafter automatically renew from year to year, provided that any Party may terminate this Agreement without cause following the initial term upon six (6) months' advance written notice to the other.

     8.2 Notwithstanding any other provision of this Agreement, Adviser or the Fund may terminate this Agreement for cause on not less than thirty (30) days' prior written notice to the Company, unless Company has cured such cause within thirty (30) days of receiving such notice, for any material breach by Company of any representation, warranty, covenant or obligation hereunder.

     8.3 Notwithstanding any other provision of this Agreement, Company may terminate this Agreement for cause on not less than thirty (30) days' prior written notice to Adviser and Fund unless Adviser or Fund has cured such cause within thirty (30) days of receiving such notice, for any material breach by Adviser or Fund of any representation, warranty, covenant or obligation hereunder.

     8.4 Notwithstanding any other provision of this Agreement, Company may terminate this Agreement by written notice to the Fund and the Adviser with respect to any Portfolio based upon the Company's determination that shares of such Portfolio are not reasonably available to meet the requirements of the Contracts.

     8.5 Notwithstanding any other provision of this Agreement, Company may terminate this Agreement by written notice to the Fund and the Adviser with respect to any Portfolio in the event any of the Portfolio's shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company.

     8.6 Notwithstanding any other provision of this Agreement, Company may terminate this Agreement by written notice to the Fund and the Adviser with respect to any Portfolio in the event that such Portfolio ceases to qualify as a Regulated Investment Company under Subchapter M of the Code or under any successor or similar provision, or if the Company reasonably believes that the Fund may fail to so qualify.

     8.7 Notwithstanding any other provision of this Agreement, Company may terminate this Agreement by written notice to the Fund and the Adviser with respect to any Portfolio in the event that such Portfolio fails to meet the diversification requirements specified in Paragraph 3.7.

     8.8 Notwithstanding any other provision of this Agreement, Fund or Adviser may terminate this Agreement by written notice to the Company, if either one or both shall determine, in their sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity, or if formal proceedings against Company have been instituted by the NASD, SEC or any state securities or insurance department or any other regulatory body regarding Company's duties under this Agreement or related to the sale of the Contracts, the operation of the Account or the purchase of Fund shares; provided, however, that the Fund determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of Company to perform its obligations under this Agreement.

     8.9 Notwithstanding any other provision of this Agreement, Company may terminate this Agreement by written notice to the Fund and the Adviser, if the Company shall determine, in its sole judgment exercised in good faith, that either the Fund or the Adviser has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity, or if formal proceedings against Fund or Adviser have been instituted by the

NASD, SEC or any state securities or insurance department or any other regulatory body; provided, however, that Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of Fund or Adviser to perform its obligations under this Agreement.

     8.10 Notwithstanding the termination of its obligation to make shares available to the Company but subject to the rights and duties of the Fund's Board as described in Section 1.2 above, the Fund shall continue to make Fund shares available to the extent necessary to permit Owners in effect on the effective date of such termination (hereinafter referred to as "Existing Contracts") to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts. Existing Contracts shall not include Non-Complying Contracts, if any. In the event that the Fund terminates this Agreement, the Fund shall promptly notify the Company whether the Fund is electing to make Fund shares available after termination for Non-Complying Contracts (or a class thereof). In determining whether to make Fund shares available for such Non-Complying Contracts (or a class thereof), the Trust shall act in good faith giving due consideration to the interests of Owners of such Non-Complying Contracts (or a class thereof). For purposes of this Section 8.10, "Non-Complying Contracts" are those Contracts that are not registered, issued, sold or administered in accordance with applicable federal and/or state law.

     8.11 The Company may withdraw the Account's investment in the Fund or a Portfolio only: (i) as necessary to facilitate Owner requests; (ii) upon a determination by a majority of the Board, or a majority of disinterested trustees, that an irreconcilable material conflict exists among the interests of
(x) owners of contracts of all separate accounts investing in the Fund or (y) the interests of the Participating Insurance Companies; (iii) upon requisite vote of the Owners having an interest in the affected Portfolio to substitute the shares of another investment company for Fund shares in accordance with the terms of the Contracts; (iv) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application; or (v) as permitted by an order of the SEC pursuant to Section 26(b) of the 1940 Act.

9.   Notices

     Any notice shall be deemed sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

     If to Fund or Advisor:

     Jay C. Nadel, Principal
     Weiss, Peck & Greer, L.L.C.
     One New York Plaza
     New York, New York 10004

     If to Company:

     Michael Lane
     Providian Corporation
     400 West Market Street
     Louisville, Kentucky 40202

     With a copy to:

     Earl W. Baucom
     Chief Financial Officer
     Providian Life and Health Insurance Company
     Valley Forge, Pennsylvania 19493

10.  Miscellaneous

     10.1 The captions in this Agreement are included for convenience of reference only and in no way affect the construction or effect of any provisions hereof.

     10.2 If any portion of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

     10.3 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

     10.4 Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD and state insurance and securities regulators) and shall permit such authorities and each party reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement.

     10.5 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

     10.6 Subject to the requirements of legal process and regulatory authority, the Fund and Adviser shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by the Company hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the Company until such time as it may come into the public domain.

     10.7 This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto.

     10.8 In any dispute arising hereunder, each party waives its right to demand a trial by jury and hereby consents to a bench trial of all such disputes.

     10.9 The terms of this Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of New York; provided, however, that all performances rendered hereunder shall be subject to compliance with all applicable state and federal laws and regulations.

     10.10 Sections 6 and 8.10 hereof shall survive termination of this Agreement.

     10.11 It is understood and expressly stipulated that neither the shareholders of shares of any Portfolio nor the trustees or officers of the Fund or any Portfolio shall be personally liable hereunder. No Portfolio shall be liable for the liabilities of any other Portfolio. All persons dealing with the Fund or a Portfolio must look solely to the property of the Fund or that Portfolio, respectively, for enforcement of any claims against the Fund or that Portfolio. It is also understood that each of the Portfolios shall be deemed to be entering into a separate Agreement with the Company so that it is as if each of the Portfolios had signed a separate Agreement with the Company and that a single document is being signed simply to facilitate the execution and administration of the Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first set forth above.


                            Company:

                            PROVIDIAN LIFE AND HEALTH INSURANCE
                            COMPANY

                                   /s/  Michael F. Lane
                            By:    _____________________________

                                        Michael F. Lane
                            Name:  _____________________________

                                        Vice President
                            Title: _____________________________



                            Fund:

                            TOMORROW FUNDS RETIREMENT TRUST, on behalf of the Portfolios listed on Schedule A hereto, severally and not jointly

                                   /s/  Jay C. Nadel
                            By:    _____________________________

                                        Jay C. Nadel
                            Name:  _____________________________

                                        Executive Vice President
                            Title: _____________________________



                            Adviser:

                            WEISS, PECK & GREER, L.L.C.

                                   /s/  Jay C. Nadel
                            By:    _____________________________

                                        Jay C. Nadel
                            Name:  _____________________________

                                        Principal
                            Title: _____________________________

                                  SCHEDULE A



Core Large Cap Stock Fund
Core Small Cap Stock Fund